UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

July 21, 2004
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

_____________________________________________________________________
(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12. Results of Operations and Financial Condition.

On July 21, 2004, Registrant issued a press release announcing its financial results for the quarter ended June 26, 2004. The text of that release appears below:

For Immediate Release

David A. Prichard

262.636.8434

d.a.prichard@na.modine.com

Modine Reports a 20% Increase in Sales and a 22% Improvement

in Earnings for the First Quarter of Fiscal 2005

RACINE, Wis., July 21, 2004 -- Modine Manufacturing Company (NASDAQ: MODI) today reported strong improvement in its financial results for the first quarter ended June 26, 2004. Sales for the first quarter increased 20% to $347.4 million from $288.9 million reported one year ago. This is the third consecutive quarter the Company achieved record sales. Net earnings for the quarter increased over 22% to $13.8 million, or $0.40 per fully diluted share, compared with $11.3 million, or $0.33 per fully diluted share for the same period one year ago. The effective tax rate in the quarter increased to 41.1% from 34.3% last year.

"We started the current fiscal year on a strong note and continued the positive momentum we established in the second half of fiscal year 2004, with a more than 20% increase in both sales and earnings," said David Rayburn, Modine's President and Chief Executive Officer.

Income from operations in the first quarter increased significantly to $21.2 million, an improvement of 40% from $15.2 million one year ago. Net favorable currency exchange rates, primarily the stronger Euro, added approximately $11.2 million to first quarter sales and $1.0 million to pre-tax earnings. Also included in the first quarter, on a pre-tax basis, is approximately $2.0 million in costs related to the previously announced closure of the Guaymas, Mexico facility in the Company's electronics cooling business.

"We delivered another strong year-over-year performance in the first quarter. New business programs and operational improvements continue to make a positive impact on our financial results. The recovery in the North America truck and heavy-duty markets that we first saw in our fiscal fourth quarter continued this quarter and contributed positively to our performance. Partially offsetting the performance improvement was the lag impact of pass-through of rising raw material costs to our original equipment manufacturer (OEM) customers. Overall, income from operations increased to 6.1% of sales this quarter from 5.2% of sales for the same period one year ago," continued Rayburn.

Segment Data and Performance

First quarter sales for the Original Equipment segment increased nearly 30% to $143.7 million from $111.0 million one year ago. Operating income showed a similarly strong improvement, increasing to $21.7 million from $16.7 million in the previous year. All three major businesses in the segment (Automotive, Truck, and Heavy Duty & Industrial) showed a double-digit increase in sales. Both the North American truck and off-highway & industrial businesses had particularly strong year-over-year growth and contributed positively to the increase in operating income for this segment.

Sales for the Distributed Products segment in the first quarter decreased slightly to $85.1 million from $85.2 million one year ago, with lower aftermarket volumes offsetting stronger coil sales in the commercial HVAC&R (heating, ventilating, air conditioning, and refrigeration) business. Operating income showed a significant improvement of $1.1 million from a loss of $1.2 million in the previous year, despite the $2.0 million charge associated with the closure of the Electronics Cooling Division plant in Guaymas, Mexico. The aftermarket business recorded the strongest year-over-year operating performance improvement among the three businesses in the segment, despite lower sales.

Sales for the European Operations segment in the first quarter increased 20% to $123.1 million from $102.3 million one year ago, with growth in the European heavy-duty business and the positive impact of the stronger Euro contributing to the increase. Operating income decreased to $13.2 million from $13.7 million reported one year ago, as higher SG&A (selling, general and administrative) costs in support of forthcoming programs offset the volume growth in the heavy-duty business and the benefit of currency exchange rates.

Balance Sheet and Cash Flow

Modine's balance sheet remains strong with excellent liquidity. The cash balance at the end of the first quarter stood at $47.3 million compared with $63.3 million at the end of the last fiscal year, while operating cash flow for the first quarter was $2.7 million versus $14.5 million one year ago. The differences were mainly the result of a larger increase in accounts receivable this year due to higher sales volumes versus last year and a larger decrease in accounts payable this year versus last year. Total debt at the end of the first quarter was $85.9 million, down slightly from $87.9 million at the end of the last fiscal year, resulting in a total debt to capital (total debt plus shareholders' equity) ratio of 12.7%, compared with 13.0% at the prior year-end. "We continue to make improvements in working capital management. Compared with the same period one year ago, days sales outstanding decreased two days to 51 days, and inventory turns increased from 6.4 to 7.7," said Brad Richardson, Modine's Chief Financial Officer. "Capital expenditures for the first quarter were $12.8 million, down from $14.3 million one year ago, and below the depreciation and amortization costs of $16.0 million. We expect that total capital expenditures for this fiscal year will be in line with depreciation levels as we are focused on leveraging our existing asset base to drive improvement in return on capital employed."

Fiscal 2005 Outlook

"We carried the positive momentum from the second half of fiscal year 2004 to the first quarter, posting another record in quarterly sales and increased earnings," said Rayburn. "Our second quarter earnings are expected to be slightly higher than the first quarter. While our effective tax rate for the first quarter was 41.1%, we expect it to be between 35% and 37% for the balance of the year. We are confident that we are on track to deliver or potentially exceed the fiscal 2005 guidance we stated in our prior year-end earnings release.

"The closing of our proposed acquisition of the Automotive Climate Control Division of WiniaMando Inc. is expected to occur within the next 30 days," added Rayburn. "This proposed acquisition, along with new business programs and continued market recovery in certain of our businesses, will continue to produce strong financial results and performance for the Company and increase shareholder value."

First Quarter Webcast

Modine's executive management team will conduct a live audio webcast on Thursday, July 22, 2004 at 9:00 a.m. (EDT) to discuss additional details regarding the Company's performance for the first quarter of fiscal 2005. The webcast may be accessed at www.modine.com. A replay will be available on Modine's website after the webcast. In addition, the 2004 Annual Meeting of Shareholders slide presentation by President and Chief Executive Officer David Rayburn will be posted to Modine's website on Wednesday, July 21.

Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains a forward-looking statement regarding an anticipated reduction in Modine's effective tax rate. This statement is subject to uncertainties, particularly relating to Modine's ability to predict the global mix of its future business. This news release also contains forward-looking statements regarding a proposed acquisition and the benefits thereof. These forward-looking statements are particularly subject to a number of risks and uncertainties, including regulatory approvals; international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
		(In thousands, except per-share amounts)

		Quarter ended June 26,
	2004	2003
Net sales	$347,362	$288,898
Cost of sales	265,202	216,507
Gross profit	82,160	72,391
Selling, general, & administrative expenses	59,485	57,237
Restructuring charges	1,522	-
Income from operations	21,153	15,154
Interest (expense)	(1,277)	(1,434)
Other income - net	3,570	3,462
Earnings before income taxes	23,446	17,182
Provision for income taxes	9,637	5,896
Net earnings	$ 13,809	$ 11,286

Net earnings as a percent of net sales	4.0%	3.9%
Net earnings - basic	$0.41	$0.33
Net earnings - diluted	$0.40	$0.33
Weighted average shares outstanding:
Basic	33,932	33,846
Assuming dilution	34,264	33,904
Net cash provided by operating activities	$2,700	$14,477
Dividends paid per share	$0.1525	$0.1375

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended June 26, 2004 and 2003, respectively, were $8,089 and $29,843 for 3 months.

Consolidated condensed balance sheets (unaudited)*
		(In thousands)
	June 26, 2004	March 31, 2004
Assets
Cash and cash equivalents	$ 47,301	$ 63,265
Trade receivables - net	203,767	180,163
Inventories	140,010	136,441
Other current assets	54,808	53,331
Total current assets	445,886	433,200
Property, plant, and equipment - net	390,206	397,697
Other noncurrent assets	136,760	139,133
Total assets	$972,852	$970,030
Liabilities
Debt due within one year	$ 3,619	$ 3,024
Accounts payable	89,996	99,258
Other current liabilities	109,966	101,774
Total current liabilities	203,581	204,056
Long-term debt	82,263	84,885
Deferred income taxes	42,769	42,774
Other noncurrent liabilities	52,858	51,774
Total liabilities	381,471	383,489
Shareholders' equity	591,381	586,541
Total liabilities & shareholders' equity	$972,852	$970,030

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
		(In thousands)
Three months ended June 26,	2004	2003

Net earnings	$ 13,809	$ 11,286
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization	15,960	14,338
Other - net	563	1,059
	30,332	26,683

Net changes in operating assets and liabilities	(27,632)	(12,206)

Cash flows provided by operating activities	2,700	14,477

Cash flows from investing activities:
Expenditures for plant, property, & equipment	(12,766)	(14,267)
Other- net	99	11
Net cash (used for) investing activities	(12,667)	(14,256)

Cash flows from financing activities:
Net (decrease) in debt	(752)	(2,751)
Cash dividends paid	(5,207)	(4,660)
Other -net	1,360	860
Net cash (used for) financing activities	(4,599)	(6,551)

Effect of exchange rate changes on cash	(1,398)	3,176

Net (decrease) in cash and cash equivalents	(15,964)	(3,154)

Cash and cash equivalents at beginning of the quarter	63,265	66,116

Cash and cash equivalents at end of the quarter	$ 47,301	$ 62,962

Condensed segment operating results (unaudited)*
			(In thousands)

		Quarter ended June 26,
		2004	2003
Sales:
Original Equipment		$ 143,729	$ 110,981
Distributed Products		85,081	85,231
European Operations		123,096	102,285
Segment sales		351,906	298,497
Eliminations		(4,544)	(9,599)
Total net sales		$347,362	$288,898

Operating Income:
Original Equipment		$ 21,679	$ 16,705
Distributed Products		(138)	(1,159)
European Operations		13,217	13,726
Segment operating income		$34,758	$29,272

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation.

Segment results conform to the current year classification which include moving the Emporia, Kansas facility from the Original Equipment segment to the Distributed Products segment for which it manufactures product and allocating certain centralized service expenses attributable to a segment from corporate and administrative expenses to the individual segments in order to more accurately reflect their operating results. Cash and accounts payable balances conform to the current classification which reflect reductions for checks that have been written but not yet presented for payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/D. B. Rayburn
D. B. Rayburn President and Chief Execitive Officer

By: /s/D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary

Date: July 21, 2004